GFSB Bancorp, Inc.                    Contact:  Jerry R. Spurlin, President
(Nasdaq SmallCap Market: GUPB)        505-722-4361
221 West Aztec Avenue
Gallup, New Mexico  87301

For Immediate Release
November 12, 1996

                               GFSB BANCORP, INC.
               Authorization of Stock Repurchase Program by Board

         Gallup, New Mexico - November 12, 1996 -- GFSB Bancorp, Inc. (Nasdaq SmallCap Market: GUPB), the holding company of Gallup Federal Savings Bank, has announced its intention to repurchase shares of the Company's common stock. Mr. Jerry R. Spurlin, President, said the Company has been authorized by its Board of Directors to repurchase up to 142,312 shares (approximately 15% of its currently outstanding shares) of common stock. The Company has received the necessary regulatory application to initiate the repurchase program.

         The repurchases are expected to be made in open-market transactions, subject to the availability of stock, market conditions, the trading price of the stock and the Company's financial performance. Such repurchased shares will be retired, thereby available in the future for general corporate and other purposes, including the issuance of shares in connection with the exercise of stock options. The repurchase program is expected to be completed by June 28, 1997, at which time the Company may terminate or continue the program.

         The Company completed its offering of common stock in connection with the conversion of Gallup Federal Savings Bank from a federally chartered mutual savings association to a federally chartered stock savings bank on June 29, 1995. The Company sold 948,750 shares at $10.00 per share, raising $9,487,500 in gross proceeds.

         At September 30, 1996, the Company reported total consolidated assets and consolidated stockholders' equity of $79.7 million and $14.7 million, respectively. Gallup Federal Savings Bank operates through its office located in Gallup, New Mexico. The Savings Bank's deposits are insured up to legal maximum limits by the Federal Deposit Insurance Corporation.